UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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EXXON MOBIL CORPORATION

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The following communication will be posted to Energy Factor but could appear from time to time in other corporate communication channels

What Takes 7 Weeks and Has a To-Do List 3,200 Items Long?

2020 was a tumultuous and unpredictable year, but some things never change. For ExxonMobil, that constant North Star is our commitment to the safety of our people, facilities and the communities around us. Every ten years, our Grossenkneten natural gas processing plant in Lower Saxony, Germany, gets shut down for maintenance – including safety checks and efficiency improvements. That time once again rolled around in 2020.

ExxonMobil Grossenkneten has supplied natural gas to thousands of homes and businesses in Germany for nearly 50 years – and with natural gas projected to play an important role in Germany’s energy transition, or ‘Energiewende’, keeping this plant running safely and at a high level of energy efficiency is more important than ever. From August to October 2020, we went over the entire plant, completing 3,200 individual maintenance actions to ensure that everything was operating correctly. The shutdown put €30 million into the local and wider regional economy - employing 600 contractors to put the entire system through its paces.

The plant was also made more energy efficient during the work. Thanks to a range of measures implemented between 2012 and 2019, the plant had already reduced its energy consumption per cubic meter of processed gas by approximately 27%. During the 2020 shutdown, a brand-new gas/gas heat exchanger was successfully installed, enabling the team at Grossenkneten to improve the plant’s energy efficiency even further. This is consistent with ExxonMobil’s global efforts to improve energy efficiency across the company’s operations

Every action carried out during the shutdown was meticulously documented and recorded, but in 2020 the process was even more complex. The pandemic posed considerable new safety challenges. There wasn’t the option to postpone the maintenance until 2021, so stringent health and safety precautions were put in place, including staggering shift times to avoid large groups gathering, as well as enforcing social distancing and implementing strict cleaning policies.

Despite the challenges, the shutdown – and restart – of ExxonMobil Grossenkneten was a success. You can enjoy a bird’s eye view of the facility and find out about the work undertaken in our short film:

FILM EMBEDDED IN ARTICLE

Script

A lot can change in a decade. But ExxonMobil’s commitment to safety and improving energy efficiency at its facilities remains the same.

In 2020, ExxonMobil’s natural gas processing plant at Grossenkneten underwent its ten-yearly maintenance shutdown, to check that everything is running as safely and efficiently as possible.

The project spent thirty million euros in the local and wider economy.

Brought in six hundred new contractors, in addition to our one hundred and fifty regular employees.

Required eight hundred sections of scaffolding.

And carried out three thousand two hundred individual maintenance measures.

Between 2012 and 2019, the plant’s energy consumption was reduced by twenty-seven percent.

During the shutdown, we also installed a new gas and heat exchanger.

Thirteen meters long, three meters in diameter, weighing one hundred tonnes, and costing more than half a million euros.

It’s an investment that enables ExxonMobil Grossenkneten to continue to supply Germany’s homes and businesses with natural gas – safely, reliably and efficiently – for many years to come.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.